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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

Neuro Diagnostics, Inc.
Bio-logic International Corp.
Bio-logic Systems Corp., Ltd.
Bio-logic '83 Research Corp (dissolved as of February 28, 2002)
Bio-logic FSC International Corp (dissolved as of February 28, 2002)